KIRKLAND’S, INC.
431 Smith Lane
Jackson, TN

April 11, 2008

Mr. Mike Madden
516 Green Harbor Circle
Franklin, Tennessee 37069

Re: Severance Rights

Dear Mike:

On behalf of Kirkland’s, Inc. (the “Company”), this letter memorializes our agreement to provide you with certain severance rights if your service to the Company ceases under specified circumstances. Your employment is “at will” employment, terminable by either you or the Company at any time, upon not less than 60 days written notice; provided that the Company may terminate your employment without notice at any time, if the termination is for Cause.

1. Definitions. As used herein, the following terms have the following meanings:

“Cause” means the occurrence of any of the following, as determined in good faith by the Board of Directors of the Company: (i) any physical or mental condition reasonably expected to or which does prevent you from performing any essential element of your job for more than 90 days; (ii) alcohol abuse or use of controlled drugs by you (other than in accordance with a physician’s prescription); (iii) illegal conduct or gross misconduct by you which is materially and demonstrably injurious to the Company, its affiliates or subsidiaries including, without limitation, fraud, embezzlement, theft or proven dishonesty in the course of your employment; (iv) conviction of a misdemeanor involving moral turpitude or a felony; (v) the entry of a guilty or nolo contendere plea to a misdemeanor involving moral turpitude or a felony, (vi) material breach of any agreement with, or duty owed to, the Company, or (vii) your failure, refusal or inability to perform, in any material respect, your duties to the Company, which failure continues for more than thirty (30) days after written notice thereof from the Company.

“Good Reason” means the occurrence of any of the following: (i) the assignment to you of any duties inconsistent with your position, authority, duties or responsibilities, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities (excluding any isolated action not taken in bad faith); (ii) a material reduction by the Company in your annual salary, provided that if the salaries of substantially all of the Company’s senior executive officers (including the Company’s President and CEO) are contemporaneously and proportionately reduced, a reduction in your salary will not constitute “Good Reason” hereunder; (iii) the failure by the Company, without your consent, to pay to you any portion of your current compensation, except pursuant to a compensation deferral elected by you, other than an isolated and inadvertent failure which is remedied by the Company promptly after you notify the Company thereof; or (iv) the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement. However, the foregoing events or conditions will constitute Good Reason only if you provide the Company with written objection to the event or condition within 30 days following the occurrence thereof, the Company does not reverse or otherwise cure the event or condition within 30 days of receiving that written objection, and you resign your employment within 30 days following the expiration of that cure period.

2. Severance Benefits. In recognition of your continued employment as Senior Vice President and Chief Financial Officer of the Company, if your service to the Company ceases at any time hereafter due to a termination by the Company without Cause or due to a resignation by you for Good Reason, you will be entitled to receive:

(a) Separation payments in the form of salary continuation (less applicable withholding) for a period ending on the date that is six months after the last day of your employment with the Company. The payments in this paragraph will be paid at the base salary in effect as of the date of your separation from the Company and will be payable in accordance with the Company’s normal payroll practices; and

(b) Beginning on the first day of the first month after your employment with the Company ends, you will be entitled to elect continued medical and dental coverage for the time period permitted by COBRA, by completing the applicable COBRA forms when sent to you. Upon receiving notification that you have elected COBRA, once you qualify for the separation payments set forth in Section 2(a) above the Company will continue to make contributions on you behalf at the same level in effect as of the end of your employment with the Company for a period of six months (or, if shorter, until you become eligible for group medical coverage through any other source). You agree to notify the Company immediately if you secure medical coverage through any other source during this period at which point it will stop making payments on your behalf. You will be eligible to continue your benefits in effect for any eligible period under COBRA beyond the end of the Company’s contribution, at your own cost.

3. Treasury Regulation; Release of Claims.

(a) If the cessation giving rise to the payments described in Section 2(a) is not a “Separation from Service” within the meaning of Treas. Reg. § 1.409A-1(h)(1) (or any successor provision), then the amounts otherwise payable pursuant to that section will instead be deferred without interest and will not be paid until you experience a Separation from Service. In addition, to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A of the Internal Revenue Code to payments due to you upon or following your Separation from Service, then notwithstanding any other provision of this Agreement (or any otherwise applicable plan, policy, agreement or arrangement), any such payments that are otherwise due within six months following your Separation from Service (taking into account the preceding sentence of this paragraph) will be deferred without interest and paid to you in a lump sum immediately following that six month period. This paragraph should not be construed to prevent the application of Treas. Reg. §§ 1.409A-1(b)(4) or (9)(or any successor provisions) to amounts payable hereunder. For purposes of the application of Treas. Reg. § 1.409A-1(b)(4), each payment described in Section 2(a) will constitute a separate payment.

(b) Moreover, notwithstanding any other provision of this letter, no payment or obligation will be owed by the Company hereunder, unless: (i) you execute and deliver to the Company a general release of claims against the Company and its affiliates in a form reasonably prescribed by the Company within 30 days (or 45 days, if required to comply with the ADEA) following your cessation of employment, and (ii) that release becomes irrevocable.

4. No Liability of Officers and Directors. You acknowledge that any compensation payable to you in respect of your service to the Company (including any amount payable pursuant to this letter) is solely an obligation of the Company and not its officers or directors, even in the event of the Company’s insolvency. Accordingly, intending to be legally bound, you hereby waive and release all claims for payment of compensation from officers or directors of the Company.

5. Miscellaneous Provisions. The severance benefits described in this letter will be paid in lieu of, and not in addition to, benefits payable pursuant to any other severance, termination or similar arrangement maintained by the Company or its affiliates. For avoidance of doubt, a cessation of your service as a result of your death or a mental or physical condition entitling you to benefits under the Social Security Act or under any disability plan or arrangement maintained or funded by the Company will not constitute a termination without Cause. This letter represents our entire agreement regarding your severance rights and merges and supersedes all prior or contemporaneous discussions, agreements and understandings between us relating to that topic. This letter may not be changed or modified, except by an agreement in writing signed by you and an authorized representative of the Company. This letter will be governed by, and enforced in accordance with, the laws of the State of Tennessee without regard to the application of the principles of conflicts or choice of laws.

To acknowledge your agreement to all of the foregoing, please execute this letter in the space provided below and return the executed copy to me.

Sincerely,

KIRKLAND’S, INC.

By /s/ Robert E. Alderson
Robert E. Alderson, Chief Executive Officer

Acknowledged and agreed on
April 11, 2008:

_/s/ W. Michael Madden
Mike Madden